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                IPALCO ENTERPRISES, INC.                                                              EXHIBIT 11.1

    Exhibit 11.1 - Computation of Per Share Earnings

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          For the Quarter Ended June 30, 1997


QUARTER ENDED JUNE 30, 1997:                                 Earnings Per                               Fully
                                                             Common Share           Primary            Diluted
                                                             ------------          ----------         ----------
Weighted Average Number of Shares
        Average Common Shares Outstanding at 6/30/97          45,507,112           45,507,112         45,507,112
        Dilutive Effect for Stock Options at 6/30/97               -                  184,012            215,152
                                                             -----------           ----------         ----------
        Weighted Average Shares at 6/30/97                    45,507,112           45,691,124         45,722,264
                                                             ===========           ==========         ==========

Net Income To Be Used To Compute Fully
   Diluted Earnings Per Average Common Share                                (Dollars in thousands)
       Net Income                                                $21,085              $21,085            $21,085
                                                             ===========           ==========         ==========

Earnings Per Average Common Share                                  $0.46                $0.46 (a)          $0.46 (a)
                                                             ===========           ==========         ==========



         For the Six Months Ended June 30, 1997


SIX MONTHS ENDED JUNE 30, 1997:                              Earnings Per                               Fully
                                                             Common Share           Primary            Diluted
                                                             ------------          ----------         ----------
Weighted Average Number of Shares
        Average Common Shares Outstanding at 6/30/97          51,272,216           51,272,216         51,272,216
        Dilutive Effect for Stock Options at 6/30/97               -                  121,967            215,152
                                                             -----------           ----------         ----------
        Weighted Average Shares at 6/30/97                    51,272,216           51,394,183         51,487,368
                                                             ===========           ==========         ==========
Net Income To Be Used To Compute Fully
   Diluted Earnings Per Average Common Share                                (Dollars in thousands)
       Net Income                                                $57,192              $57,192            $57,192
                                                             ===========           ==========         ==========

Earnings Per Average Common Share                                  $1.12                $1.11 (a)          $1.11 (a)
                                                             ===========           ==========         ==========



Note:
(a)  This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.
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